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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                          SCHEDULE 13D



            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                     (AMENDMENT NO.   1   )*
                                   -------




                   GEOTEK COMMUNICATIONS, INC.
- -----------------------------------------------------------------
                        (Name of Issuer)


                          COMMON STOCK
- -----------------------------------------------------------------
                 (Title of Class of Securities)


                            373 654 1
- -----------------------------------------------------------------
                         (CUSIP Number)


                     ARTHUR FLEISCHER, P.C.
            FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
             ONE NEW YORK PLAZA, NEW YORK, NY 10004
                         (212) 820-8000
- -----------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to
               Receive Notices and Communications)

                          JUNE 20, 1996
- -----------------------------------------------------------------
     (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          SCHEDULE 13D

  CUSIP NO. 3736541                         PAGE 2 OF 13 PAGES


 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CHARLES BRONFMAN FAMILY TRUST

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A       (a)  [ ]
    GROUP*                                           (b)  [X]

 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

       OO

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

       QUEBEC

 NUMBER OF    7   SOLE VOTING POWER

   SHARES           1,088,181

BENEFICIALLY  8   SHARED VOTING POWER

  OWNED BY          0

    EACH      9   SOLE DISPOSITIVE POWER

 REPORTING          1,088,181

   PERSON     10  SHARED DISPOSITIVE POWER

    WITH            0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

       1,088,181

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES*                              [X]

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.8%

14  TYPE OF REPORTING PERSON*

       OO


              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.


                          SCHEDULE 13D

  CUSIP NO. 3736541                         PAGE 3 OF 13 PAGES

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       THE KOLBER TRUST

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A       (a)  [ ]
    GROUP*                                           (b)  [X]

 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

       OO

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

       CAYMAN ISLANDS

 NUMBER OF    7   SOLE VOTING POWER

   SHARES           362,727

BENEFICIALLY  8   SHARED VOTING POWER

  OWNED BY          0

    EACH      9   SOLE DISPOSITIVE POWER

 REPORTING          362,727

   PERSON     10  SHARED DISPOSITIVE POWER

    WITH            0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

       362,727

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES*                              [X]

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.6%

14  TYPE OF REPORTING PERSON*

       OO


              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.


                          SCHEDULE 13D

  CUSIP NO. 3736541                         PAGE 4 OF 13 PAGES

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       RENAISSANCE FUND LDC

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A       (a)  [ ]
    GROUP*                                           (b)  [X]

 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

       WC

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

       CAYMAN ISLANDS

 NUMBER OF    7   SOLE VOTING POWER

   SHARES           1,209,090

BENEFICIALLY  8   SHARED VOTING POWER

  OWNED BY          0

    EACH      9   SOLE DISPOSITIVE POWER

 REPORTING          1,209,090

   PERSON     10  SHARED DISPOSITIVE POWER

    WITH            0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

       1,209,090

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES*                              [X]

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.0%

14  TYPE OF REPORTING PERSON*

       OO


              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.


                          SCHEDULE 13D

  CUSIP NO. 3736541                         PAGE 5 OF 13 PAGES

 1  NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TODD INVESTMENTS LIMITED

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A      (a)  [ ]
    GROUP*                                          (b)  [X]

 3  SEC USE ONLY

 4  SOURCE OF FUNDS*

       WC

 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

       ISRAEL

 NUMBER OF    7   SOLE VOTING POWER

   SHARES           1,191,196

BENEFICIALLY  8   SHARED VOTING POWER

  OWNED BY          0

    EACH      9   SOLE DISPOSITIVE POWER

 REPORTING          1,191,196

   PERSON     10  SHARED DISPOSITIVE POWER

    WITH            0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

       1,191,196

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES*                              [X]

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.9%

14  TYPE OF REPORTING PERSON*

       CO


              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.


                          SCHEDULE 13D

  CUSIP NO. 3736541                         PAGE 6 OF 13 PAGES

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       STOCKTON PARTNERS L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A      (a)  [ ]
     GROUP*                                          (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

       WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)              [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE

 NUMBER OF    7   SOLE VOTING POWER

   SHARES           17,894

BENEFICIALLY  8   SHARED VOTING POWER

  OWNED BY          0

    EACH      9   SOLE DISPOSITIVE POWER

 REPORTING          17,894

   PERSON     10  SHARED DISPOSITIVE POWER

    WITH            0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

       17,894

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                             [X]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.03%

14   TYPE OF REPORTING PERSON*

       PN


              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.



This Amendment No. 1 amends the Statement on Schedule 13D (the "Schedule 13D"), filed by the Charles Bronfman Family Trust, The Kolber Trust, Renaissance Fund LDC, Stockton Partners L.P. and Todd Investments Limited (collectively, the "Reporting Persons") and S. Daniel Abraham. Pursuant to Rule 13d-1(f)(2) under the Act, S. Daniel Abraham has elected to amend the Schedule 13D individually while the Reporting Persons are making this amendment jointly. Capitalized terms used and not defined herein shall have their respective meanings as set forth in the Schedule 13D.


ITEM 1.   Security and Issuer

          Unchanged.

ITEM 2.   Identity and Background

          On June 20, 1996, the Reporting Persons, together with
S. Daniel Abraham, Arnhold and S. Bleichroeder, Inc., BEA Associates, Continental Casualty Company, Goldman, Sachs & Co. and PEC Israel Economic Corporation (collectively, the "Other Investors"), acquired from the Issuer in a private placement certain securities that are convertible into, or exercisable for, the Issuer's common stock, par value $.01 per share ("Common Stock"). Accordingly, the Reporting Persons and the Other Investors may have been deemed to have acted in concert for the purpose of acquiring such securities and, therefore, to have constituted a "group" for purposes of Rule 13d-5(b) under the Act.

          The Reporting Persons have no agreement, arrangement or understanding with any of the Other Investors or with any other person to act in concert for the purpose of holding, voting, or disposing of the Common Stock or any other equity securities of the Issuer. Accordingly, as of the date hereof, the Reporting Persons are not members of a "group" that includes the Other Investors for purposes of Rule 13d-5(b) under the Act with respect to the Common Stock and, therefore, to the extent that the Reporting
Persons and the Other Investors could have been deemed a group for the purpose of acquiring the Common Stock, that group is terminated.

ITEM 3.   Source and Amount of Funds or Other Consideration

          Unchanged.

ITEM 4.   Purpose of Transaction

          Unchanged.

ITEM 5.   Interest in Securities of the Issuer

          (a) Unchanged except that for purposes of computing the percentages of the Common Stock beneficially owned by the Reporting Persons in the aggregate, and by each Reporting Person, pursuant to Rule 13d-3(d)(1) under the Act, the aggregate number of shares of Common Stock issuable upon conversion of Series N Preferred Stock and exercise of the warrants held by the Reporting Persons (which equal 3,869,088) have been deemed to be outstanding.

          I.	Reporting Persons in the Aggregate.  The Reporting
Persons, in the aggregate, have the right to acquire 3,869,088 shares of Common Stock, which represent approximately 6.3% of the outstanding Common Stock.

          II.	Reporting Persons Individually.

          Renaissance Fund LDC. Unchanged, except that the approximate number of shares of Common Stock which the Renaissance Fund LDC has the right to acquire represents approximately 1.96% of the outstanding Common Stock.

          Todd Investments Limited. Unchanged, except that the approximate number of shares of Common Stock which Todd
Investments Limited has the right to acquire represents approximately 1.93% of the outstanding Common Stock.

          Charles Bronfman Family Trust. Unchanged, except that the approximate number of shares of Common Stock which Charles Bronfman Family Trust has the right to acquire represents approximately 1.76% of the outstanding Common Stock.

          The Kolber Trust. Unchanged, except that the approximate number of shares of Common Stock which the Kolber Trust has the right to acquire represents approximately 0.59% of the outstanding Common Stock.

          Stockton Partners L.P.  Unchanged.

          (b) - (e)  Unchanged.

ITEM 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to Securities of the Issuer
          Unchanged.

ITEM 7.   Material to be Filed as Exhibits

          None.

                           SIGNATURE
                          ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        July 1, 1996
    ---------------------
            Date              CHARLES BRONFMAN FAMILY TRUST

                              By: /s/  Michel Boucher
                                  --------------------------
                                  Name:  Michel Boucher
                                  Title:  Attorney-in-fact


                           SIGNATURE
                          ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        July 1, 1996
    ---------------------
            Date              THE KOLBER TRUST

                              By: /s/  Michel Boucher
                                  ---------------------------
                                  Name:  Michel Boucher
                                  Title:  Attorney-in-fact


                           SIGNATURE
                          ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        July 1, 1996
    ---------------------
            Date              RENAISSANCE FUND LDC

                              By:  STOCKTON PARTNERS L.P.

                              By:  STOCKTON PARTNERS INC.,
                                        its General Partner

                              By: /s/  Hildy Shandell
                                  --------------------------
                                  Name:  Hildy Shandell
                                  Title:  Managing Director


                           SIGNATURE
                          ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        July 1, 1996
    ---------------------
            Date              STOCKTON PARTNERS L.P.

                              By:  STOCKTON PARTNERS INC.,
                                     its General Partner

                              By: /s/  Hildy Shandell
                                  --------------------------
                                  Name:  Hildy Shandell
                                  Title:  Managing Director


                           SIGNATURE
                          ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        July 1, 1996
    ---------------------
            Date              TODD INVESTMENTS LIMITED

                              By:  STOCKTON PARTNERS L.P.

                              By:  STOCKTON PARTNERS INC.,
                                        its General Partner

                              By: /s/  Hildy Shandell
                                  --------------------------
                                  Name:  Hildy Shandell
                                  Title:  Managing Director